Exhibit 10.27

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) by and among Vertis, Inc. (the “Company”), Vertis Holdings, Inc. (“Holdings”), and Barry C. Kohn (the “Executive”), dated and effective as of December 18, 2007 (the “Effective Date”).

WHEREAS, the Company wishes to provide for the continued employment by the Company of the Executive, and the Executive wishes to continue to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, it is hereby agreed as follows:

1.                                       EMPLOYMENT AT WILL.  The employment of the Executive by the Company shall be at will and shall be terminable by either party upon 30 days prior written notice or as otherwise set forth in Section 4.  The provisions of Sections 4 and 5 shall govern the consequences of any termination of the Executive’s employment.

2.                                       POSITION AND DUTIES.

(a)                                  During his employment with the Company, the Executive shall serve as the Senior Vice President and Chief Financial Officer of the Company and shall perform such duties and have such responsibilities as are customarily assigned to such position, and shall also perform or hold such other duties and responsibilities with respect to the Company or its subsidiaries not inconsistent therewith as may from time to time be assigned to him by the Board of Directors of the Company (the “Board”).

(b)                                 During his employment with the Company, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full business attention and time to the business and affairs of the Company and shall use all reasonable efforts to carry out his responsibilities faithfully and efficiently.  However, the Executive may serve on corporate, industry, civic or charitable boards or committees, so long as these activities do not materially interfere with the performance of the Executive’s responsibilities to the Company.  It is further agreed that Executive may, through June 2009, continue to provide those services, if any, requested by the Board of Directors of Aftermarket Technology Corp. pursuant to the Amended and Restated Employment Agreement between Executive and Aftermarket Technology Corp. dated July 1, 2002.  The Executive represents that such services will not interfere with the Executive’s ability to perform his duties to the Company.

3.                                       COMPENSATION.

(a)                             BASE SALARY.  During his employment with the Company, the Executive shall receive an annual base salary of $470,000, as adjusted by the Board from time to time as set forth below (the “Annual Base Salary”).  The Annual Base Salary shall be paid in accordance with the Company’s regular payroll practice for its senior executives, as in effect from time to time.  The Annual Base Salary shall be reviewed for adjustment by the Board at least annually during the

Executive’s employment with the Company, with such review to occur as soon as practicable each year after the Company’s release of audited financial statements for the prior year.

(b)                                 ANNUAL CASH BONUS.  For fiscal years during the Executive’s employment with the Company, the Executive shall participate in an annual cash incentive compensation plan (currently the Company’s Management Incentive Compensation Plan), as adopted and approved by the Board from time to time, with applicable corporate and individual performance targets and maximum award amounts determined by the Board.  The target bonus of the Executive pursuant to the annual cash incentive compensation plan shall be determined in accordance with the Management Incentive Compensation Plan (or the applicable replacement or successor plan) with respect to each such fiscal year, but said target bonus shall be set at a level at least equal to fifty percent (50%) of the Annual Base Salary.  Any cash bonuses payable to the Executive will be paid at the time the Company normally pays such bonuses to its senior executives and will be subject to the terms and conditions of the applicable annual cash incentive compensation plan.  For the purposes of the 2007 Management Incentive Compensation Plan, the executive’s employment will be deemed to have started on January 1, 2007.

(c)                                  LONG-TERM INCENTIVE COMPENSATION.  During the Executive’s employment with the Company, the Executive shall be eligible to receive long-term equity incentive compensation awards (which may consist of stock options or other types of awards, as determined by the Board in its discretion) pursuant to the Company’s equity incentive compensation plans and programs in effect from time to time.  These awards shall be granted in the discretion of the Board, shall include such terms and conditions (including performance objectives) as the Board deems appropriate, and shall be subject to such other agreements affecting the capital securities of the Company as the Board may determine to be appropriate.  However, said other agreements shall specify that Executive is entitled to receive, as soon as practicable after execution of this Agreement, an initial grant of 250,000 shares of restricted stock.  Further, the Company and Executive agree that any such other agreements relating to the award to the Executive of restricted stock shall provide (i) that the Executive may make an election pursuant to Section 83(b) of the Internal Revenue Code to recognize as ordinary income an amount equal to the fair market value of the restricted stock as of the date of transfer and (ii) that the Company shall be responsible for the reasonable cost of obtaining a valuation of the fair market value of the restricted stock as of the date of transfer.

(d)                                 OTHER BENEFITS.  During the Executive’s employment with the Company, the Executive shall be eligible to participate in the retirement, welfare benefit, and fringe benefit plans, practices, policies and programs of the Company (including any medical, prescription, dental, disability, life insurance, accidental death and travel accident insurance plans and programs maintained by the Company) to the same extent, and subject to substantially the same terms and conditions, as these arrangements are made available generally to the senior officers of the Company.

(e)                                  VACATION; EXPENSES.  The Executive shall be entitled to 4 weeks annual paid executive leave in accordance with the provisions of the Company’s executive leave policy as in effect from time to time, which shall be taken at times selected by the Executive with due regard for the business needs of the Company.  The Company shall pay or reimburse the

Executive for ordinary and necessary business expenses incurred by him in the performance of his duties in accordance with the Company’s usual policies.

(f)                                    RELOCATION; TEMPORARY HOUSING.  The Executive shall be reimbursed (upon presentation of appropriate documentation) for reasonable commuting, moving and other cost-of-relocation expenses incurred by the Executive in relocating to Executive’s principal employment location.  The Executive will be reimbursed for reasonable costs incurred in traveling between his principal employment location and other employment locations in accordance with the Company’s existing reimbursement policies (including amounts expended for meals and lodging at other employment locations).  It is understood that on or before May 21, 2008 (the “Relocation Date”), the Executive’s principal employment location shall be Columbus, Ohio.  After the Relocation Date, the Executive’s principal employment location shall be that Company office as to which agreement is reached by the Company and the Executive by May 21, 2008 (the “Post-May 21, 2008 Principal Employment Location”) and, as soon as is reasonably practicable after the Relocation Date or such other date, not later than the first anniversary of the Executive’s commencement of employment with the Company, as may be agreed upon by the Company, the Executive shall change his principal place of residence to the metropolitan area encompassing the Post-May 21, 2008 Principal Employment Location.  The above-described reimbursement shall also include any incremental tax liability incurred by the Executive with respect to the reimbursements for relocation costs and traveling costs, so that the Executive is in the same tax position he would have been in if such reimbursement were not subject to income tax, provided, however, that, after the Relocation Date, the Executive shall not be reimbursed for incremental tax liability attributable to reimbursement for amounts expended for meals and lodging.  Upon termination other than a Termination for Cause or by the Executive without Good Reason, the Executive will be reimbursed for the reasonable cost-of-relocation expenses by the Executive in relocating back to Columbus, Ohio.

4.                                       TERMINATION OF EMPLOYMENT.

(a)                                  DEATH OR DISABILITY.  The Executive’s employment shall terminate automatically upon the Executive’s death during his employment with the Company.  The Company shall be entitled to terminate the Executive’s employment because of the Executive’s Disability.  “Disability” means that (1) the Executive is permanently disabled within the meaning of the long-term disability plan of the Company in which the Executive participates or (2) if there is no such plan in effect, that (i) the Executive has been absent from the full-time performance of the Executive’s duties with the Company for a period of 120 days, (ii) the Company shall have given the Executive a notice of termination for Disability, and (iii) within 30 days after such notice of termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.  The effective date of any such termination for Disability shall be in the case of a termination pursuant to clause (l), the date on which the Executive is determined to be disabled for purposes of such plan or, in the case of a termination pursuant to clause (2), the date which is 30 days following the notice of termination for Disability (either such date, the “Disability Effective Time”).

(b)                                 TERMINATION BY THE COMPANY.

(i)                                     The Company may terminate the Executive’s employment with the Company for Cause or without Cause.  Except as set forth in Section 4(b)(ii), “Cause” shall mean (i) gross negligence or willful misconduct by the Executive in connection with the performance of his duties hereunder that is materially injurious to the Company, monetarily or otherwise, (ii) the conviction of the Executive by a court of competent jurisdiction for felony criminal conduct or (iii) material violation by the Executive of the provisions of Section 6 of this Agreement, unless, in the case of clauses (i) or (iii), the event constituting Cause is curable and has been cured by the Executive within ten business days of his receipt of written notice from the Company that an event constituting Cause has occurred and specifying in reasonable detail the actions required to effect a cure.

(ii)                                  Notwithstanding the provisions of Section 4(b)(i), following a Change in Control (as defined herein), “Cause” shall only mean (A) the conviction of the Executive by a court of competent jurisdiction for felony criminal conduct; or (B) the willful engaging by the Executive in fraud or dishonesty which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise.  For purposes of this Section 4(b), no act, or failure to act, on the Executive’s part shall be deemed “willful” unless committed, or omitted by the Executive in bad faith.

(iii)                               A termination of the Executive’s employment for Cause shall require a vote of a majority of the Board.  Following a Change in Control a termination of the Executive’s employment for Cause shall not be effective unless it is accomplished in accordance with the following procedures.  The Board shall give the Executive written notice (“Notice of Termination for Cause”) of its intention to terminate the Executive’s employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Special Board Meeting for Cause.  The “Special Board Meeting for Cause” means a meeting of the Board called and held specifically and exclusively for the purpose of considering the Executive’s termination for Cause.  The Special Board Meeting for Cause must take place not less than thirty business days after the Executive receives the Notice of Termination for Cause.  The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting for Cause.  The Executive’s termination for Cause shall be effective when a resolution is duly adopted at the Special Board Meeting for Cause stating that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause and that such conduct constitutes Cause under the applicable provision of this Agreement.

(c)                                  TERMINATION BY THE EXECUTIVE.

(i)                                     The Executive may terminate employment with the Company for Good Reason or without Good Reason.  “Good Reason” shall mean the occurrence of any of the following events, without the Executive’s consent (other than in connection with an event constituting Cause): (a) any action by the Company which results in a significant diminution in the Executive’s position, authority, duties or responsibilities as contemplated by this Agreement; (b) a reduction in the Executive’s Annual Base Salary or the Executive’s annual cash bonus opportunity under the Executive Incentive Plan (or a successor plan) or a failure by the Company to timely pay any portion of the Executive’s current or deferred compensation; (c) the Company requiring the Executive to be based at an office that is greater than 50 miles from where the Executive’s office is located at such time except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which the Executive undertook on behalf of the Company prior to a Change in Control; or (d) the failure by the Company to obtain from any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company an express written assumption and agreement to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place unless, in each case, such action is remedied by the Company within ten business days after receipt of a Notice of Termination for Good Reason (as defined below) given by the Executive.

(ii)                                  The Executive shall automatically be deemed to have Good Reason (“Deemed Good Reason”) despite the absence of any of the events or circumstances described in the second sentence of Section 4(c)(i) for the thirty day period commencing on the first anniversary of a Change in Control; provided, however, that if the Executive terminates his employment pursuant to the provisions of this subparagraph (ii), the Executive’s entitlement to the benefits provided in Section 5(d) (and the benefits provided in connection with a termination described in such Section) may be conditioned by the Company on the Executive continuing to serve the Company for up to six months following the Notice of Termination for Good Reason (the “Transition Period”).  A failure by the Executive to comply with such a request absent an event or circumstance described in the second sentence of Section 4(c)(i) will result in the termination being treated as a termination described in Section 5(a).  In the event that the Company invokes its right to require the Executive to continue to serve the Company during the Transition Period, the Executive’s Annual Base Salary shall not be reduced during such period, nor shall the Executive’s annual bonus opportunity (which bonus, if any, (i) shall be paid out on a pro-rata basis for the applicable period during which the Executive was employed, (ii) shall be paid at the time such bonuses are paid to the Company’s executives generally and (iii) shall be based upon the Company’s (and, if applicable, the Executive’s) scheduled performance against target applicable to the portion of the performance period during which the Executive was employed - in each case consistent with (and not in duplication of) the provisions of Section 5(e).

(iii)                               A termination of employment by the Executive for Good Reason or Deemed Good Reason shall be effected by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination, setting forth in the case of a termination for Good Reason in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies.  A termination of employment by the Executive for Good Reason shall be effective ten business days following the date when the Notice of Termination for Good Reason is given, unless, if applicable, the event constituting Good Reason is remedied by the Company prior to that date.  Actions by the Company which constitute Good Reason shall be disregarded in the calculation of termination benefits described in Section 5.

(iv)                              A termination of the Executive’s employment by the Executive without Good Reason shall be effected by giving the Company 30 days’ written notice of the termination.

(d)                                 DATE OF TERMINATION; RESIGNATION. The “Date of Termination” means the date of the Executive’s death, the Disability Effective Time or the date on which the termination of the Executive’s employment by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason is effective.  Following termination of the Executive’s employment for any reason, the Executive shall immediately resign from the Board and from all other offices and positions he holds with the Company and its subsidiaries if requested by the Board.

5.                                       OBLIGATIONS OF THE COMPANY UPON TERMINATION.

(a)                                  TERMINATION BY THE COMPANY (OTHER THAN TERMINATIONS FOR CAUSE, DEATH OR DISABILITY), OR TERMINATION BY THE EXECUTIVE FOR GOOD REASON.  If the Company terminates the Executive’s employment for any reason other than for Cause (other than a termination for Disability or death), or the Executive terminates his employment for Good Reason, then, except for any termination to which Section 5(d) applies, the Company shall pay to the Executive (i) a cash payment equal to 1.5 times the sum of (A) the Executive’s Annual Base Salary immediately prior to the Date of Termination and (B) the greater of (1) the annual bonus earned by the Executive for the last completed fiscal year prior to the fiscal year in which the Date of Termination occurs, (2) the annual bonus the Executive would have earned for the fiscal year in which the Date of Termination occurs absent such termination (which amount shall be based upon the Company’s (and, if applicable, the Executive’s) actual performance against target (expressed as a percentage of achievement of targeted performance) applicable to the portion of the performance period during which the Executive was employed, with such percentage level of achievement annualized for the full fiscal year) and (3) the annual target bonus the Executive would have been eligible to earn for the fiscal year in which the Date of Termination occurs (the greatest of such amounts being referred to hereafter as the “Applicable Bonus Amount”); and (ii) any unpaid amounts of the Executive’s Annual Base Salary for periods prior to the Date of Termination and earned annual bonuses for completed fiscal years prior to the Date of Termination.  The payment described in clauses (i) and in clause (ii) of the preceding sentence shall be made within 30 days of the Date of Termination.  The Company shall also provide to the Executive (and, as applicable, his eligible dependents), in the event of such a termination continued participation at the Company’s expense in the Company’s medical, dental, prescription and vision care insurance plans (or substantially equivalent coverage under an alternative arrangement) for 18 months following the Date of Termination (or, if earlier, until the date the Executive obtains alternative coverage from a subsequent employer) following which, if no such alternative coverage has been obtained, the

Executive will be entitled to elect continuation coverage (“COBRA”) in accordance with the provisions of Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), which COBRA coverage period shall begin at the close of the period of such continued participation.  For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated within the thirteen month period following a Change in Control and during the Term by the Company without Cause (and shall be governed by Section 5(d), if the Executive’s employment is terminated by the Company without Cause either (i) during the 120 day period prior to the execution of an agreement, the consummation of which would result in a Change in Control or (ii) following the execution of an agreement, the consummation of which would result in a Change in Control and such termination is effective at the time, or during the pendency, of such Change in Control (in either case whether or not such Change in Control actually occurs).

(b)                                 DEATH AND DISABILITY.  If the Executive’s employment is terminated by the Company due to Disability or terminated automatically upon the Executive’s death then, (i) the Company shall pay to the Executive (or the Executive’s estate, as applicable) in a lump sum in cash within 30 days after the Date of Termination, any portion of the Executive’s Annual Base Salary earned through the Date of Termination that has not been paid and earned annual bonuses for completed fiscal years prior to the Date of Termination and (ii) all outstanding equity awards shall be treated according to the provisions of the plan and agreements under which such awards were granted.  The Company shall also provide to the Executive (and, as applicable, his eligible dependents), in the event of such a termination continued participation at the Company’s expense in the Company’s medical, dental, prescription and vision care insurance plans (or substantially equivalent coverage under an alternative arrangement) for 18 months following the Date of Termination (or, if earlier, until the date the Executive obtains alternative coverage from a subsequent employer) following which, if no such alternative coverage has been obtained, the Executive (or his eligible dependents, if applicable) will be entitled to elect COBRA continuation coverage in accordance with the provisions of Section 4980B of the Code, which COBRA coverage period shall begin at the close of the period of such continued participation.

(c)                                  BY THE COMPANY FOR CAUSE; BY THE EXECUTIVE OTHER THAN FOR GOOD REASON.  If the Executive’s employment is terminated by the Company for Cause or the Executive voluntarily terminates employment other than for Good Reason then, (i) the Company shall pay to the Executive in a lump sum in cash within thirty days after the Date of Termination, any portion of the Executive’s Annual Base Salary earned through the Date of Termination that has not been paid and earned annual bonuses for completed fiscal years prior to the Date of Termination and (ii) all outstanding equity awards shall be treated according to the provisions of the plan and agreements under which such awards were granted.

(d)                                 CHANGE IN CONTROL TERMINATION.

(i)                                     If, within the 13-month period immediately following the occurrence of a Change in Control, the Executive’s employment by the Company is terminated by the Company other than for Cause (other than a termination for Disability or death) or by the Executive for Good Reason (subject, if applicable, to the proviso set forth in the first sentence of Section 4(c)(ii)), then the Company shall pay to the Executive (i) a cash payment equal to three times the sum of (A) the Executive’s Annual Base Salary immediately prior to the Date of Termination and (B) the Applicable Bonus Amount; and (ii) any unpaid amounts of the Executive’s Annual Base Salary for periods prior to the Date of Termination and earned annual bonuses for completed fiscal years prior to the Date of Termination.  The cash payments described in clause (i) and (ii) of the preceding sentence shall be made in a lump sum within 30 days following the Date of Termination.  Notwithstanding the foregoing, if the amounts of such payments cannot be finally determined on or before a date when a payment is due, the Company shall pay to the Executive on such day an estimate, as reasonably determined by the Company, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments, if any, as soon as the amount thereof can be determined.  The Company shall also provide to the Executive (and, as applicable, his eligible dependents), in the event of such a termination continued participation at the Company’s expense in the Company’s medical, dental, prescription and vision care insurance plans (or substantially equivalent coverage under an alternative arrangement) for 36 months following the Date of Termination (or, if earlier, until the date the Executive obtains alternative coverage from a subsequent employer) following which, if no such alternative coverage has been obtained, the Executive will be entitled to elect COBRA continuation coverage in accordance with the provisions of Section 4980B of the Code, which COBRA coverage period shall begin at the close of the period of such continued participation.

(ii)                                  For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred on the first date after the Effective Date on which (1) any Person (as defined below) shall acquire, whether by purchase, exchange, tender offer, merger, consolidation or otherwise, beneficial ownership of securities of the Company constituting fifty percent (50%) or more of the combined voting power of the securities of the Company, (2) any Person shall acquire all or substantially all of the assets of the Company pursuant to a sale, dissolution or liquidations or (3) any Person shall acquire the ability to appoint or elect a majority of the members of the Board.  For purposes of the preceding sentence, “Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time, as such term is modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Holdings, Thomas H. Lee Partners or Thomas H. Lee Equity Fund IV, L.P., Evercore Capital Partners L.P. and each of their respective affiliates (the “Designated Investors”), (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities and (iv) a corporation owned, directly or indirectly, by the Designated Investors, such that the aggregate ownership of securities or assets of the Company or the ability to appoint or elect directors of the Company that is attributable to such Designated Investors would not decrease to a level that would result in a Change in Control, if such ownership or ability was deemed to be held directly in the Company.  The completion of an initial public offering in which no Person acquires beneficial ownership of fifty percent (50%) or more of the combined voting power of the securities of such Person shall not constitute a Change in Control, nor shall the acquisition of beneficial ownership of securities of the Company by a Person which has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, if such acquisition does not result in the Designated Investors owning thirty percent (30%) or less of the combined voting power of the securities of the Company.  Notwithstanding the foregoing, a Change in Control shall be deemed to have occurred on the date when the Designated Investors together with the senior management of the Company (as determined by the Designated Investors) cease to beneficially own at least thirty percent (30%) or more of the combined voting power of the securities of the Company.

(iii)                               For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated within the thirteen month period following a Change in Control and during the Term by the Company without Cause (and shall be governed by this Section 5(d)), if the Executive’s employment is terminated by the Company without Cause either (i) during the 120 day period prior to the execution of an agreement, the consummation of which would result in a Change in Control or (ii) following the execution of an agreement, the consummation of which would result in a Change in Control and such termination is effective at the time, or during the pendency, of such Change in Control (in either case whether or not such Change in Control actually occurs).

(e)                                  PRO-RATA BONUS PAYMENTS.  Except as set forth in the following sentence, for purposes of this Section 5, bonus amounts shall only be considered to be earned if the Executive was employed by the Company through the last day of the performance period to which the bonus relates.  In case of a termination described in Section 5(a), 5(b) or 5(d), in addition to the payments provided in such Section, the Executive shall be considered to have earned an annual bonus (the “Pro-rata Bonus”) equal to the bonus (if any) the Executive would have received (as determined consistent with the provisions set forth below) had the Executive remained employed by the Company through the last day of the fiscal year during which the Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days in such fiscal year during which the Executive was employed by the Company and the denominator of which is 365.  The Pro-rata Bonus for purposes of a termination described in Section 5(d), shall be determined, as near as practicable, based on actual performance achieved for the fiscal year through the Date of Termination, expressed as a percentage of targeted performance for that period. For purposes of a termination described in Section 5(a) or 5(b), such Pro-rata Bonus payment shall be based on the actual results for the completed fiscal year during which the Date of Termination occurs.  In the event of a termination described in Section 5(a), 5(b) or 5(d), the payment of any amount of Pro-rata Bonus which becomes due in accordance with this Section 5(e) shall be made at the time the Company normally pays such bonuses to its senior executives, irrespective of whether any such bonuses are paid to other senior executives for such fiscal year, and will be subject to the terms and conditions of the applicable annual cash incentive compensation plan but without giving effect to any requirement therein that the Executive remain employed with the Company through the payment date or the last day of the applicable fiscal year in order to receive payment thereunder.  Exhibit A hereto sets forth examples of the calculation of the Pro-rata Bonus.

(f)                                    OUTPLACEMENT SERVICES. If the Executive’s employment is terminated under the circumstances described in Section 5(a) or 5(d), the Company shall pay the cost of providing the Executive with outplacement services, up to a maximum of five percent (5%) of the sum of the Base Salary and the Applicable Bonus Amount, provided that such services are (a) utilized by the Executive within six months following the Date of Termination and (b) provided by a recognized outplacement provider.  Such payment shall be made by the Company directly to the service provider promptly following the provision of such services and the presentation to the Company of documentation of the provision of such services, and in all events by no later than the first anniversary of the Date of Termination.  Such services shall include office facilities and telephone answering services during such six month period.

(g)           ACCRUED BENEFITS. Upon the Executive’s termination of employment for any reason, in addition to any other amounts and benefits provided for in Section 5, the Executive (and his beneficiaries and dependents, as applicable) shall be entitled to receive all vested benefits under the Company’s benefit plans policies and programs in which the Executive participated, in accordance with the terms of such plans (except to the extent that such benefits are duplicative of benefits provided for in Section 5).

(h)           RELEASE.  The Executive shall not be entitled to any payment or benefit provided under Sections 5(a), 5(d), 5(e), and 5(f), other than COBRA continuation coverage at the Executive’s expense, unless (a) the Executive executes and delivers to the Company a release, in form and substance acceptable to the Company, by which the Executive release the Company from all claims arising from the Executive’s employment by the Company, in consideration for such payment or benefit, and (b) the Executive shall not be in breach of any of the provisions of Section 6 of this Agreement at any time during the effectiveness thereof.  In no event will such payment or benefit be provided prior to such release becoming effective upon expiration of the applicable withdrawal period.

(i)            409A SAFE HARBOR.

(i)            If Executive becomes eligible for payments under this Agreement on account of his “separation from service,” as defined below, and Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, the “Code”) when the separation from service occurs, as determined by the Company, any portion of the payments that either do not qualify under the “short-term deferral rule” or exceed two times the lesser of (A) the Executive’s “annualized compensation” (within the meaning of Section 409A of the Code) for the calendar year preceding the Executive’s separation from service, or (B) the maximum amount that may be taken into account under Section 401(a)(17) of the Code for the year in which the Executive’s separation from service occurs and which are not otherwise exempt from Section 409A of the Code, shall be accrued, without interest, and its payment delayed until the first day of the seventh month following the Executive’s separation from service, or if earlier, the Executive’s death, at which point the accrued amount will be paid in a single, lump sum cash payment.  Furthermore, the Company shall not be required to make, and the Executive shall not be required to receive, any severance or other payment or benefit under this Agreement at such time as the making of such payment or the provision of such benefit or the receipt thereof shall result in a tax to Executive arising under Section 409A of the Code.  The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement.

(ii)           “Termination of Executive’s employment,” or words of similar import, as used in this Agreement, means for purposes of Section 409A of the Code the date as of which the Company and the Executive reasonably anticipate that no further services will be performed by the Executive and shall be construed as the date that the Executive first incurs a “separation from service” for purposes of Section 409A of the Code.

(iii)          For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(iv)          This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code.  This Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition to the Executive of additional taxes or interest under Section 409A of the Code.

(v)           The Company and the Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the provisions of Section 409A of the Code.

(vi)          With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (A) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (B) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(j)            CERTAIN ADDITIONAL PAYMENTS.

(i)            Gross-Up Payment Amount.  Notwithstanding anything in this Agreement to the contrary other than the second sentence of this Section 5(j)(i), in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid, payable, distributed or distributable pursuant to this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) (or any successor provision) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to in this Agreement as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after the payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.  Notwithstanding the foregoing provisions of this Section 5(j)(i), if it shall be determined that a reduction in the Payments by an amount that does not exceed two percent (2%) of the present value of the aggregate Payments (determined consistent with Code Section 280G(d)(4)) would result in no portion of the Payments being subject to the Excise Tax, then (x) no Gross-Up Payment shall be made pursuant to this Section 5(j)(i) to the Executive and (y) the Payments to the Executive shall be reduced to the minimum extent necessary so that no portion thereof shall be subject to the Excise Tax.

(ii)           Determinations.  Subject to the provisions of Section 5(j)(iii), all determinations required to be made under this Section 5(j), including whether and when a Gross Up Payment is required and the amount of such Gross Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an accounting firm of national standing reasonably selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations to both the Company and the Executive within fifteen (15) business days of the receipt of written notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company.  Any Gross Up Payment, as determined pursuant to this section, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm’s determination.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the possible uncertainty in application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross Up Payments will not have been made by the Company that should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to this section or related sections and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(iii)          IRS Claims.  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is to be paid.  The Executive shall not pay such claim prior to the expiration of the thirty (30)  day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall: (a) give the Company any information reasonably requested by the Company relating to such claim; (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive; (c) cooperate with the Company in good faith in order effectively to contest such claim; and (d) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest free basis and shall indemnify and hold the Executive harmless, on an after tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross Up Payment would be payable hereunder and the Executive shall be entitled in his sole discretion to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv)          Refunds.  If, after receipt by the Executive of an amount advanced by the Company pursuant to this section or related sections, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of such section) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after receipt by the Executive of an amount advanced by the Company pursuant to this section or related sections, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross Up Payment required to be paid.

(v)           In all events, the Gross-Up Payment, if any, shall not be made later than the December 31 following Executive’s taxable year in which Executive remits the Excise Tax.

6.                                       CONFIDENTIALITY; COMPETITION; SOLICITATION; INTELLECTUAL PROPERTY; RETURN OF PROPERTY.

(a)           The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its predecessors or affiliated companies and their respective businesses that the Executive obtains or has obtained during the Executive’s employment by the Company or any of its predecessors or affiliated companies and that is not public knowledge (other than as a result of the Executive’s violation of his obligations to the Company, including those set forth herein) (“Confidential Information”).  The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process (of which the Executive has delivered to the Company prompt prior notice).

(b)           During the Executive’s employment with the Company and for a period of two years after the termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Board, directly or indirectly engage in or be interested in (as owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business which is in competition with any line of business actively being conducted or to the Executive’s knowledge, contemplated on the Date of Termination by the Company or any of its subsidiaries or affiliates. Nothing herein will prohibit the Executive from acquiring or holding not more than one percent of any class of publicly traded securities of any business.

(c)           Except as set forth below, during the Executive’s employment with the Company and for a period of two years after the termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Board, directly or indirectly, hire any person who was employed by the Company or any of its subsidiaries or affiliates within the six-month period preceding the date of such hiring or solicit, entice, persuade or induce any person or entity doing business with the Company and its subsidiaries or affiliates, to terminate such relationship or to refrain from extending or renewing the same.

(d)           The Executive agrees that the restrictions set forth in this Section 6 are reasonable and necessary to protect the legal interests of the Company.  The Executive further agrees that the Company shall be entitled to injunctive relief in the event of any actual or threatened breach of the restrictions and shall not be required to post bond or prove actual damages.  If the scope or content of any restriction contained in this Agreement is too broad to permit enforcement of such restriction to its full extent, then the restriction shall be enforced to the maximum extent permitted by law, and the parties hereby consent that the scope or restriction shall be judicially modified accordingly in any proceeding brought with respect to the enforcement of the restriction.

(e)           The Executive agrees that any and all intellectual property developed within the scope of employment or relating to the Company’s business, existing or which in the future may exist, including all patents, copyrights, trademarks or trade names, all ideas, concepts, themes, inventions, designs, improvements and discoveries conceived or developed, whether by the Executive or others, shall remain the sole and exclusive property of the Company.

(f)            Immediately upon any termination of employment with the Company, the Executive shall promptly deliver to the Company all equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, mailing lists, calendars, card files, rolodexes and all other records or materials relating to the Company’s business which are or have been in the possession or control of the Executive unless such documents are public.  The Executive shall not maintain any copy or other reproduction whatsoever of any of the items described in this Section 6(f) after the termination of such employment.

7.             INDEMNIFICATION.  Except to the extent inconsistent with the Company’s certificate of incorporation or bylaws, the Company will indemnify the Executive and hold him harmless to the fullest extent permitted by law with respect to his service as an officer and director of the Company and its subsidiaries, which indemnification shall be provided following termination of employment for so long as the Executive may have liability with respect to his service as an officer and director of the Company and its subsidiaries.  The Executive will be covered by a directors’ and officers’ insurance policy with respect to his acts as an officer and director to the same extent as all other Company officers and directors under such policies.

8.             DISPUTE RESOLUTION; ATTORNEYS’ FEES.  Other than with respect to the Company’s right to obtain injunctive relief under Section 6 (which shall not be subject to the provisions of this Section 8), all disputes arising under or related to the employment of the Executive or the provisions of this Agreement shall be settled by arbitration under the rules of the American Arbitration Association then in effect, such arbitration to be held in Baltimore Maryland, as the sole and exclusive remedy of either party.  The arbitration shall be heard by one arbitrator mutually agreed upon by the parties, who must be a former judge. In the event that the parties cannot agree upon the selection of the arbitrator within 10 days, each party shall select one arbitrator and those arbitrators shall select a third arbitrator who will serve as the sole arbitrator.  The arbitrator shall have the authority to order expedited discovery, hearing and decision, including the ability to set outside time limits for such discovery, hearing and decision.  The parties shall direct the arbitrator to render a decision not later than 90 days following the arbitration hearing.  Judgment on any arbitration award may be entered in any court of competent jurisdiction.  The Company shall pay all reasonable legal fees and expenses incurred by the Executive in connection with any such arbitration or other legal proceeding which occurs on or following a Change in Control.

9.             SUCCESSORS.

(a)           This Agreement is personal to the Executive and without the prior written consent of the Company the Executive’s rights under the Agreement shall not be assignable (except by will or the laws of descent and distribution).  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the term “Company” shall mean both the Company as defined above and any such successor.

10.           MISCELLANEOUS.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)           All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party, by overnight courier or by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

If to the Company:
Vertis, Inc.
250 W. Pratt Street, 18th Floor
Baltimore, Maryland 21201
Attention: Chief Legal Officer

with a copy to:

Thomas H. Lee Partners
75 State Street
Suite 2600
Boston, Massachusetts 02109
Attention:	Anthony J. DiNovi
Scott M. Sperling
Soren Oberg
Fax: (617) 227-3514

or to such other address as either party furnishes to the other in writing in accordance with this Section 10(b).

(c)           Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(d)           The Executive’s or the Company’s failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(e)           Except as set forth in this Section l0(e), as of the Effective Date, this Agreement shall constitute the entire understanding of the parties with respect to subject matter herein and supercedes any other agreement or other understanding, whether oral or written, express or implied, between them to the extent that such agreements or understandings contain provisions addressed herein.

(f)            This Agreement shall terminate upon the termination of the Executive’s employment, except that terms of this Agreement which must survive the termination of this Agreement in order to be effectuated (including the provisions of Sections 5, 6, 7 and 8) shall survive.  Upon the termination of the Executive’s employment, Executive consents to the notification by the Company to the Executive’s new employer of Executive’s obligations under this Agreement.

(g)           The Executive is not required to seek other employment or to attempt in any way to mitigate or reduce any amounts payable to the Executive by the Company pursuant to Section 5 hereof.  Except with respect to alternative medical, dental, prescription and vision care insurance obtained from a subsequent employer, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

(h)           This Agreement may be executed in several counterparts, each of which shall be deemed an original and which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement under seal, as of the day and year first above written.

VERTIS, INC.

By:	/s/ John V. Howard, Jr.
Name:	John V. Howard, Jr.
Title:	Secretary

VERTIS HOLDINGS, INC.

By:	/s/ John V. Howard, Jr.
Name:	John V. Howard, Jr.
Title:	Secretary

/s/ Barry Kohn
Barry Kohn

EXHIBIT A

Solely for purposes of illustration and clarification of the provisions of Section 5(e), and not in limitation thereof, the following examples are provided. The bonus formula under the annual cash incentive compensation plan in effect for the fiscal year in the examples below is 75% of Base Salary payable upon 100% achievement of targeted performance for the fiscal year; the Company’s bonus plan for the year sets forth that reduced amounts are payable for achievement between 90% and 99% of targeted performance (for each 1 % above 90%, the Executive would earn 10% of targeted bonus, until 100% achievement yields 100% payout of targeted bonus) but no bonus is payable for achievement at or below 90%.

Example 1: Assume that (A) actual performance against interim quarterly targeted performance through June 30th is 100%; (B) actual performance against targeted performance through December 31st is 85%; (C) Executive’s employment is terminated under circumstances described in Section 5(d) on July 1st; and (D) Executive’s Base Salary on the Date of Termination is $100,000. The Pro-rata Bonus payable to Executive is $37,500 determined as follows:

Pro-rata Bonus = (182 days employed through Date of Termination/ 365)
x 100% achievement x (75% x $100,000 Base Salary)

Example 2: Assume the same facts as Example 1, except that Executive’s employment is terminated under circumstances described in Section 5(a) or 5(b). The Pro-rata Bonus payable to Executive is zero because actual performance for the completed fiscal year in which the Date of Termination occurs is below the 91 % minimum threshold required for a payout under the plan.

Example 3: Assume the same facts as Example 2, except that the actual performance against targeted performance through December 31st 95%. The Pro-rata Bonus payable to Executive is $18,750 determined as follows:

Pro-rata Bonus = (182 days employed through Date of Termination/ 365)
x 50% x (75% x $100,000 Base Salary)